Exhibit 10.2

TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

          TAX ALLOCATION AND INDEMNIFICATION AGREEMENT (this “Agreement”) dated as of July 1, 2000 among Parent and the Members, on behalf of themselves and their wholly-owned subsidiaries:

          WHEREAS, the parties to this Agreement are currently Members of an affiliated group (the “Group”) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986 (the “Code”), of which Parent has been the common parent since June 30, 1996;

          WHEREAS, Parent has filed or will file consolidated Federal income tax returns (“Group Tax Returns”) and other tax returns on behalf of the Group for certain periods relevant hereto;

          WHEREAS, Parent and the Members of the Group have or may file state income and franchise tax returns on a combined or consolidated basis; and

          WHEREAS, Parent and the Members desire to set forth their rights and obligations with respect to certain tax liabilities.

          NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

          1.       Definitions. For purposes of this Agreement:

                 a.       Applicable Period; Tax Period. The term “Applicable Period” shall refer to the tax period beginning January 1, 1999 and continue for all subsequent taxable years unless the parties agree in writing to terminate the Agreement. The term “Tax Period” shall refer to all taxable periods beginning or ending in the Applicable Period.

                 b.       Group. The term “Group” shall refer to the affiliated group (within the meaning of Section 1504(a) of the Code) which includes Parent and the Members.

                 c.       Parent. The term “Parent” shall refer to the common parent of the Group.

                 d.       Members. The term “Members” shall refer to those listed in Appendix A and to all corporations that would from time to time be eligible or required to be included in a consolidated Federal income tax return with Parent per Section 11 of this Agreement.

                 e.       Group Tax Liability; Group AMT Liability. The term “Group Tax Liability” shall mean the consolidated Federal income tax liability, if any, reported on the Group Tax Return (as adjusted under Section 8 of this Agreement). For purposes of this Agreement, the term “Group AMT Liability” shall mean the alternative minimum tax liability under Section 55 of the Code, if any, reported on the Group Tax Return (as adjusted under Section 8 of this Agreement).

          2.       Cooperation in Filing Returns. Parent shall be responsible for preparing the Group Tax Returns for each Tax Period and shall prepare those returns in a manner which fairly reflects the interests of the Members. The Members will cooperate with Parent in the preparation and filing of the Group Tax Returns for each Tax Period, regardless of whether such returns are prepared after the Applicable Period, and provide such assistance and documents, without charge, as may reasonably be requested by Parent for that purpose.

           3.       Allocation of Group Tax Liability to Parent and the Members. The Group Tax Liability for each Tax Period shall be allocated among the Parent and the Members as provided in this Section 3 in the following manner:

                 a.       For purposes of this Section 3 of the Agreement, the term Member shall also include Parent.

                 b.       Step 1. The consolidated federal income tax liability of the Affiliated Group, as determined under Treas. Reg. Section 1.1502-2 shall be allocated to the Members in accordance with Treas. Reg. Section 1.1552-1(a)(2) in the following manner:

                        (i) The separate return tax liability of each Member with Federal income tax liability (a “Profit Member”) for each Tax Period shall first be ascertained under the applicable provisions of the Code and the Consolidated Return Regulations. Any gain or loss (including a gain or loss attributable to a corporate restructuring) that is treated as recognized by one or more members of an affiliated group under the Code and regulations shall be treated as attributable to that member for purposes of this Agreement. In computing the Federal income tax liability of each Profit Member, the surtax exemption to which the Group as a whole is entitled shall be apportioned among the Profit Members in proportion to their respective separate taxable incomes;

                        (ii) The separate Federal income tax liabilities of all of the Profit Members computed under Section 3(b)(i) for each Tax Period shall then be aggregated into a single sum; and

                        (iii) Each Profit Member shall then be allocated a portion of the Group Tax Liability, if any, for each Tax Period equal to the product of (A) the Group Tax Liability for such Tax Period and (B) a fraction, the numerator of which is the separate Federal income tax liability of such Profit Member for such Tax Period determined under Section 3(b)(i) and the denominator of which is the aggregate sum for such Tax Period determined under Section 3(b)(ii).

                 c.       Step 2. An additional amount shall also be allocated to each Profit Member equal to 100 percent of the excess, if any, of (A) the separate return tax liability of such Member for the taxable year determined under Section 3(b)(i) over (B) the tax liability allocated to such Member under Section 3(b)(iii) of this Agreement.

          4.       Allocation of Group AMT Liability to Parent and the Members. If the Group should incur any Group AMT Liability for any Tax Period, the Group AMT Liability shall be allocated among the Members as provided in this Section 4.

                 a.       For purposes of this Section 4 of the Agreement, the term Member shall also include Parent.

                 b.       Step 1. The consolidated federal AMT liability of the Group shall be allocated to the Members in the following manner:

                        (i) The separate alternative minimum taxable income of each Member with positive separate alternative minimum taxable income (an “AMT Member”) shall be computed under Section 55(b)(2) of the Code;

                        (ii) The exemption amount under Section 55(d)(2) of the Code (as adjusted under Section 55(d)(3)(A) of the Code) shall be apportioned among the AMT Members in proportion to their respective separate alternative minimum taxable incomes;

                        (iii) The amount allocated to each AMT Member in Section 4(b)(i) shall be reduced by the amount, if any, allocated to such AMT Member under Section 4(b)(ii) (the resulting amount referred to as the “AMT Base Amount”);

                        (iv) The separate AMT Base Amounts of each AMT Member shall be aggregated into a single total; and

                        (v) Each AMT Member shall then be allocated a portion of the Group AMT Liability for each Tax Period equal to the product of (A) the Group AMT Liability and (B) a fraction, the numerator of which is the AMT Base Amount allocated to such AMT Member under Section 4(b)(iii) and the denominator of which is the aggregate sum determined under Section 4(b)(iv).

                 c.       Step 2. An additional amount shall also be allocated to each AMT Member equal to 100 percent of the excess, if any, of (A) the separate return AMT liability of such Member for the taxable year determined under Section 4(b)(iii) over (B) the AMT tax liability of such Member determined under Section 4(b)(v) of this Agreement.

          5.       Payment of Allocable Tax Liability. Sections 3(b) and 4(b) are intended to allocate liability for the payment of the Group Tax Liability and any Group AMT Liability for each Tax Period to Parent and the Members in proportion to their respective contributions to such liabilities. The amounts allocated in this manner shall be a joint and several liability of each Member enforceable by Parent and the other Members of the Group under the terms of this Agreement, and requiring the Members to promptly transmit payment in the amount of the allocation to Parent in a timely manner so that such payment may be included with the filing of the Group Tax Return for such Tax Period. The Members shall be jointly and severally liable for any interest or penalties resulting from their failure to tender such payments timely. Each AMT Member shall be entitled to a portion of any minimum tax credit computed under Section 53 based on its respective payments of the Group AMT Liability. Notwithstanding the foregoing, the Members shall pay their allocable share of estimated Federal income taxes (including estimated alternative minimum taxes) to Parent in a timely manner so that Parent may timely pay required estimated Federal income taxes during each Tax Period. The amount of any payment for taxes owed by any Profit Member or AMT Member to Parent shall be net of any estimated income or alternative minimum taxes, as the case may be, paid by such Member with respect to the particular Tax Period. Parent shall promptly provide the Members with evidence of the timely payment of each Group Tax Liability, Group AMT Liability and estimated tax liability.

          6.       Payments to Loss Members. Each Profit Member shall pay Parent such Member’s additional allocated tax liability determined under Section 4(c) or 5(c) of this Agreement. The Parent shall then pay to each Loss Member its allocable share of the total of the additional amounts due from the Profit Members. Payments for these allocable shares are to be made no later than 60 days after the date of filing of the consolidated Federal income tax return for such Tax Period.

          7.       State and Local Income and Franchise Taxes. To the extent that Parent and the Members file consolidated or combined state tax returns, the consolidated or combined tax liability shall be allocated and paid in a manner comparable to the provisions of this Agreement with respect to the Group Federal income tax liability. All references to Federal income taxes shall be considered to apply in a similar manner to state income taxes for those states where Parent and the Members join in the filing of consolidated or combined state tax returns.

          8.       Audits and Other Adjustments.

                 a.       In the event of any adjustment to the tax returns of the Group as filed (by reason of an amended return, claim for refund, or an audit by the Internal Revenue Service (“IRS”) or a state in which the Members file a consolidated or combined state tax return), the liabilities of the Members, under Section 3, 4, or 7 shall be re-determined to give effect to any such adjustment as if it was made as part of the original computation of tax liability. Corresponding adjusting payments among Parent and the Members (as provided in Sections 5 and 6 of this Agreement)

shall be made within 60 days after any such payments are made to or refunds are received from the IRS or a state or, in the case of contested proceedings, within 45 days after a final resolution of the dispute. To the extent that interest and penalties are imposed by the IRS or a state or interest is included in any refund, any adjusting payment among the Members shall reflect the same in an equitable manner.

                 b.       Parent shall be responsible for coordinating and overseeing any IRS or state examinations. All expenses of the examination and of defending any final or proposed adjustments directly identifiable with a Member shall be borne by that Member. All costs and expenses not specifically identifiable with a Member shall be allocated based upon relevant facts and circumstances as Parent deems just and proper.

                 c.       The Members shall inform Parent promptly of all questions raised by IRS or state agents conducting an examination of federal or state income or franchise tax returns and shall cooperate with Parent’s accountants, tax advisors, and counsel in preparing responses to IRS or state information requests and proposed adjustments.

                 d.       Any adjustments to the tax liabilities of the Members arising out of an examination by the IRS or a state shall be computed on the basis of the agreement reached by Parent and the IRS or a state, or on the basis of the decision of a court of applicable jurisdiction.

          9.       Certain Post-Applicable Period Returns. For any taxable year in which the federal income tax liability of the Members is not reported on the same tax return as that of Parent and its wholly-owned subsidiaries, the person or persons preparing the returns and representing the taxpayers in any examination or appeal shall do so in a timely manner which fairly reflects the interests of all taxpaying entities.

          10.       Indemnification. Each party shall pay and be responsible for, and shall indemnify, defend and hold harmless all other parties to this Agreement from and against all liabilities allocated to it under this Agreement. If any party pays or has paid any Group Tax Liability, Group AMT Liability or state or local income or franchise tax liability for which another party to this Agreement is or becomes liable pursuant to the terms of this Agreement, appropriate reimbursement shall be made no later than 10 days after demand therefore together with interest calculated on such reimbursement at the rate specified under Section 6621(a)(2) of the Code (the “Underpayment Rate”) from the date such payment is due pursuant to this Agreement to the date of reimbursement. The portion of any refund, rebate or reimbursement received by any party to which another party is entitled pursuant to this Agreement shall be paid over within 10 days to the party which is entitled thereto. Any other payments required to be made between the parties pursuant to this Agreement which are not made in a timely fashion shall bear interest at the Underpayment Rate from the date the payment is due until the date the payment is made.

          11.       New Members. If at any time Parent or any Member acquires or creates one or more subsidiaries that become Members of the Group, the subsidiaries shall be subject to this Agreement, and the term Group as used herein shall be deemed to include such subsidiaries. Notwithstanding the foregoing, if at any time Parent or any Member owns one or more subsidiaries which are ineligible (e.g., Section 1504(c)(2) of the Code) to join in filing a consolidated Federal income tax return with Parent, such subsidiaries shall be subject to this Agreement when and if such subsidiaries become eligible and join in filing a consolidated Federal income tax return with Parent.

          12.       Complete Agreement. This Agreement shall constitute the entire agreement among the parties with respect to the subject matter hereof and shall supersede any previous negotiations, commitments and writings with respect to such subject matter.

          13.       Successors and Assigns. This Agreement and all of its provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

           14.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

          15.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without regard to its principles of conflicts of law.

          16.       Amendments. Except as provided in Section 11, this Agreement may not be modified or amended except by an agreement in writing signed by the parties hereto.

[SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the 1st day of July, 2000.

American Mutual Holding Company

By:	/s/ Michael G. Fraizer

AmerUs Group Co.

By:	/s/ Michael G. Fraizer

AmerUs Properties, Inc.

By:	/s/ Gene Harris

AmerUs Home Equity, Inc.

By:	/s/ Lee L. Griffin

AmerUs Direct, Inc.

By:	/s/ Jonna M. LaToure

AmerUs Land Development, Inc.

By:	/s/ Michael G. Fraizer

AmerUs Mortgage, Inc.

By:	/s/ Michael G. Fraizer

APPENDIX A

     The following and their wholly-owned (directly or indirectly) subsidiaries are Members as defined by Section 1(d) of this Agreement:

American Mutual Holding Company, an Iowa mutual insurance holding company

AmerUs Group Co., an Iowa corporation

AmerUs Properties, Inc., an Iowa corporation

AmerUs Home Equity, Inc., an Iowa corporation

AmerUs Direct, Inc., an Iowa corporation

AmerUs Land Development, Inc., an Iowa corporation

AmerUs Mortgage, Inc., an Iowa corporation